Exhibit 23.21

CONSENT OF EXPERT

In connection with the Registration Statement on Form F-10/F-4, including any amendments thereto (the “Registration Statement”), of Yamana Gold Inc., I, Felipe Machado de Araújo, Registered Member of the Chilean Mining Commission, hereby consent to the use of my name in connection with the reference to the mineral resource estimates for the Chapada Mine as at December 31, 2017 (the “Estimates”) and to the inclusion or incorporation by reference of references to and summaries of the Estimates in the Registration Statement.

By:	/s/ Felipe Machado de Araújo
Name:	Felipe Machado de Araújo
Title:	Registered Member of the Chilean Mining Commission

Dated: March 29, 2018